                                                                      Exhibit 99
--------------------------------------------------------------------------------
News Release
                            AmSouth Bancorporation
                             Post Office Box 11007
                          Birmingham, Alabama  35288
--------------------------------------------------------------------------------
AMSOUTH

FOR IMMEDIATE RELEASE

Contact: (Investment Community) List Underwood (205) 801-0265 (News Media) Jim Underwood (205) 326-5184

          AmSouth Bancorporation Board announces 3-for-2 stock split and approves additional stock repurchase


     BIRMINGHAM, ALABAMA, MARCH 20, 1997 -- The board of directors of AmSouth Bancorporation (NYSE: ASO) today authorized a three-for-two stock split in the form of a 50 percent stock dividend payable April 30, 1997, to stockholders of record as of April 4, 1997.

     As a result of the three-for-two stock split, shareholders of record as of April 4 will receive one additional share for every two shares held. Cash will be paid in lieu of fractional shares.

     AmSouth's board also authorized the company to repurchase up to four million shares of the company's outstanding common stock. This equates to six million shares on a post-split basis. The shares will be used to fund stock issued under the company's dividend reinvestment and employee benefit plans, or for general corporate purposes.The program authorizes purchases to be made from time to time over the next two years.

     In the first quarter of 1997, AmSouth repurchased 800,000 shares of stock in conjunction with a July 1996 board authorization to repurchase approximately 2.8 million shares. Approximately 350,000 shares remain to be purchased under the 1996 authorization.

     Commenting on the board's actions, AmSouth Bancorporation chairman, president and chief executive officer, C. Dowd Ritter, said, "The three-for-two stock split and new stock repurchase program reflect the confidence we have in the future of our company and are consistent with our goal of enhancing shareholder value."

     AmSouth Bancorporation is a regional bank holding company with headquarters in Birmingham, Alabama. At December 31, 1996, the corporation reported assets of $18.4 billion. AmSouth operates 272 banking offices in Alabama, Florida, Tennessee and northwest Georgia, and a network of more than 600 ATMs at strategic locations throughout its key markets. AmSouth, or its subsidiaries, also engages in mortgage banking, commercial banking, trust services and investment management.